As filed with the Securities and Exchange Commission on August 6, 1996

                         Registration No. 33- _________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                              SHUFFLE MASTER, INC.
                       (Name of Registrant in its Charter)

          MINNESOTA                           3999                            41-1448495
(State or Other Jurisdiction of    (Primary Standard Industrial     (IRS Employer Identification No.)
 Incorporation or Organization)      Classification Code Number)

                             10901 Valley View Road
                          Eden Prairie, Minnesota 55344
                                 (612) 943-1951

(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)


                   Shuffle Master, Inc. 1993 Stock Option Plan

                            (Full Title of the Plan)


                              Thomas G. Barry, Jr., Esq.
                             10901 Valley View Road
                          Eden Prairie, Minnesota 55344
                                 (612) 943-1951

           (Name, Address, and Telephone Number of Agent for Service)



                                   Copies to:

                             Michael W. Schley, Esq.
                     Larkin, Hoffman, Daly & Lindgren, Ltd.
                          1500 Norwest Financial Center
                            7900 Xerxes Avenue South
                          Bloomington, Minnesota 55431
                                 (612) 835-3800


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offering pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


                         CALCULATION OF REGISTRATION FEE
- -------------------------- ----------------------- ----------------------- ----------------------- -------------------------
Title of Each Class of     Amount to be            Proposed Maximum        Proposed Maximum        Amount of Registration
Securities to be           Registered (1)          Offering Price Per      Aggregate Offering      Fee
Registered                                         Share (2)               Price
- -------------------------- ----------------------- ----------------------- ----------------------- -------------------------

Common stock ($.01 par
value)                         200,000 (3)                 $12.00                $2,400,000               $  827.52
- -------------------------- ----------------------- ----------------------- ----------------------- -------------------------

Common Stock ($.01 par
value) (4)                     200,000 (3)                 $12.00                $2,400,000               $  827.52
- -------------------------- ----------------------- ----------------------- ----------------------- -------------------------

Total                          400,000                      N/A                  $4,800,000               $1,655.04
- -------------------------- ----------------------- ----------------------- ----------------------- -------------------------

     (1) The Registration Statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for shares of Common Stock, or pursuant to the antidilution provisions of the Shuffle Master, Inc. 1993 Stock Option Plan (the "Plan").

     (2) The Plan authorizes the issuance of both incentive stock options under
         Section 422 of the Internal Revenue Code and nonqualified options. For purposes of calculating the registration fee, it is assumed that all options granted are incentive stock options and accordingly are exercisable at a price equal to 100% of "fair market value" at the date of grant. Fair market value is estimated, solely for the purpose of calculating the registration fee, as the closing price of Shuffle Master, Inc. (the "Company") Common Stock as reported by the Nasdaq National Market System on July 30, 1996.

     (3) The Company, on December 30, 1994, initially filed a Form S-8 Registration Statement (Commission File No. 33-88124) registering 350,000 shares issuable upon exercise of options which could be granted pursuant to the Plan and, similarly, registering the same number of shares for resale by affiliates of the Company upon exercise of such options. Subsequent thereto, on July 10, 1995, the Company effected a 3-for-2 stock split. The original Registration Statement included (as set forth in footnote 1 to the fee table thereon), "additional shares that may become issuable . . . pursuant to the antidilution provisions of the [Plan],"as a result of which the options to purchase 350,000 shares became entitled to purchase 525,000. Accordingly, the 525,000 shares issuable pursuant to the Plan prior to its amendment and salable by affiliates upon exercise of options authorized by the Plan prior to its amendment, have already been registered. This Registration Statement relates to 200,000 additional shares recently added to the Plan by amendment of the Plan. Such shares may become issuable pursuant to options granted or to be granted pursuant to the Plan. Such shares are being registered both for issuance upon exercise of options and for resale by the holders thereof, to the extent that such holders are affiliates of the Company.

     (4) Represents shares of Common Stock issuable to affiliates of the Company upon exercise of options and which are being registered for resale by the holders thereof.


Pursuant to General Instruction E to Form S-8, adopted pursuant to the Securities Act of 1933, as amended, the Registrant hereby incorporates the contents of its earlier Registration Statement on Form S-8, Commission File No. 33-88124, which related to the Shuffle Master, Inc. 1993 Stock Option Plan (the "Plan"), prior to amendment of the Plan. This Registration Statement is filed to increase the number of shares which may be issued upon exercise of options granted under the Plan as a result of a recent Amendment to the Plan. The Registrant hereby expressly adopts all statements contained in the original Registration Statement on Form S-8, Registration No. 33-88124, as its own Registration Statement for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The "Reoffer Prospectus" to be used hereafter is not substantively different from the Reoffer Prospectus filed in the earlier Registration Statement.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Registrant incorporates by reference into the Registration Statement the documents listed below:

      (a) The Registrant's latest annual report on Form 10-K, or, if the financial statements therein are more current, the Registrant's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) of the Securities Exchange Commission under the Securities Act of 1933.

      (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

      (c) The description of the Registrant's Common Stock which is contained in a Registration Statement filed by the Registrant under the Exchange Act, including any amendment or report filed for the purpose of updating such description, and to the extent that such Registration Statement includes relevant information incorporated by reference, the Registrant's Registration Statement on Form S-18, Registration No. 33-539946.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation's articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

      Article VI of the Bylaws of the Registrant provides that the Registrant shall exercise, as fully as may be permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable. This Registration Statement relates to the issuance of shares upon the exercise of options and the resale of such shares by certain option holders. The grants of such options did not constitute "sales" under the Securities Act of 1933, as amended.

ITEM 8.  EXHIBITS.

    *3.1 Articles of Incorporation of Shuffle Master, Inc.
   **3.2 Bylaws of Shuffle Master, Inc.
   **4.1 Specimen Common Stock Certificate.
     5.1 Opinion of Larkin, Hoffman, Daly & Lindgren, Ltd., as to legality of the securities (included as page II-5).
    23.1 Consent of Blanski Peter Kronlage & Zoch, P.A. (included as page II-7).
    23.2 Consent of Counsel (included in Exhibit 5.1).
    24.1 Power of Attorney (see II-4).
- ---------------------

* Incorporated by reference to the specified exhibit to the Registrant's Form 10-K for the year ended October 31, 1995.

** Incorporated by reference to the specified exhibit to the Registration Statement on Form S-18, Registration No. 33-539946.

ITEM 9.  UNDERTAKINGS.

         (a) Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           a. To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           b. To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           c. To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that Paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Filing of Registration Statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 29, 1996.

                              SHUFFLE MASTER, INC.


                              By  /s/ Joseph J. Lahti
                                  Joseph J. Lahti
                                  Its:  Chief Executive Officer

      The officers and directors of Shuffle Master, Inc., whose signatures appear below, hereby constitute and appoint John G. Breeding and Joseph J. Lahti, and each of them (with full power to each of them to act alone) their true and lawful attorney-in-fact to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement of Shuffle Master, Inc., and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ John G. Breeding       Chairman of the Board,               July 29, 1996
John G. Breeding           and Director


/s/ Diane L. Breeding      Secretary, and Director              July 31, 1996
Diane L. Breeding


/s/ Joseph J. Lahti        Chief Executive Officer,             July 29, 1996
Joseph J. Lahti            President (Principal Executive
                           Officer), Treasurer (Principal
                           Financial Officer) and Director


 /s/ James R. Titze        Director                            August 1, 1996
James R. Titze

                           Director                                    , 1996
David W. Rogers

                           Director                                    , 1996
Richard J. Scheutz

/s/ Thomas A. Sutton       Director                            August 1, 1996
Thomas A. Sutton

                                      II-4



               [LARKIN, HOFFMAN, DALY & LINDGREN, LTD. LETTERHEAD]



August 5, 1996


Shuffle Master, Inc.
10901 Valley View Road
Eden Prairie, Minnesota  55344

Re:      Shuffle Master, Inc. (the "Company")
         Registration Statement on Form S-8
         1993 Stock Option Plan

Ladies and Gentlemen:

We have examined:

         (a) The Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 200,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), in the manner set forth in the Registration Statement;

         (b) The Company's Articles of Incorporation and Bylaws, both as amended to date; and

         (c) The Company's corporate proceedings relative to the issuance of the Shares.

In addition to the examination outlined above, we have reviewed such other proceedings, documents, and records and have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this Opinion.

Based upon the foregoing, we are of the opinion that:

         1. The Company has been legally incorporated and is validly existing in good standing under the laws of the State of Minnesota.


                                      II-5


         2. The Shares to be issued by the Company, upon exercise of the options granted pursuant to the 1993 Stock Option Plan, as amended, and receipt of the exercise price, as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,


/s/ Larkin, Hoffman, Daly & Lindgren, Ltd.

LARKIN, HOFFMAN, DALY & LINDGREN, Ltd.

jag


                                      II-6


                         Independent Auditors' Consent

We consent to the use in the Registration Statement on Form S-8 dated August 5, 1996 and the related prospectus of Shuffle Master, Inc. of our report dated December 13, 1995, on the financial statements of Shuffle Master, Inc. for the years ended October 31, 1995, 1994 and 1993, incorporated by reference in the Registration Statement, and to the use of our name and the statements with respect to us under the heading "Experts" in such Prospectus.

/s/ Blanski Peter Kronlage & Zoch PA



Minneapolis, Minnesota
August 5, 1996


                                      II-7